Exhibit 3.1

TARGETED GENETICS CORPORATION

AMENDED AND RESTATED ARTICLES OF
INCORPORATION

Targeted Genetics Corporation, a Washington corporation, by its Vice President Finance, hereby submits the following Restated Articles of Incorporation of said corporation pursuant to the provisions of RCW 23B.10.070. These Restated Articles of Incorporation correctly set forth the corresponding provisions of the Articles of Incorporation as heretofore amended and restated and supersede the original Articles of Incorporation and all amendments and prior restatements thereto.

ARTICLE 1. NAME

The name of this corporation shall be Targeted Genetics Corporation.

ARTICLE 2. DURATION

This corporation is organized under the Washington Business Corporation Act and shall have perpetual existence.

ARTICLE 3. PURPOSE AND POWERS

The purpose and powers of this corporation are as follows:

3.1           To engage in the business of biotechnology research and development.

3.2           To engage in any and all activities that may, in the judgment of the Board of Directors, at any time be incidental or conducive to the attainment of the foregoing purpose.

3.3           To exercise any and all powers that a corporation formed under the Washington Business Corporation Act, or any amendment thereto or substitute therefor, may at the time lawfully exercise.

ARTICLE 4. CAPITAL STOCK

4.1          Authorized Capital.

The total authorized stock of this corporation shall consist of 445,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

4.2           Issuance of Preferred Stock in Series.

The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

4.2.1       Authority of the Board of Directors

Authority is hereby expressly granted to the Board of Directors of this corporation, subject to the provisions of this Article 4 and to the limitations prescribed by law, to authorize the issuance of one or more series of Preferred Stock, and with respect to each such series to fix by resolution or resolutions providing for the issuance of each series the number of shares of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but shall not be limited to, the determination or fixing of the following:

(a)          The number of shares of such series;

(b)          The designation of such series:

(c)          The dividends of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or noncumulative:

(d)          Whether the shares of such series shall be subject to redemption by this corporation and, if made subject to such redemption, the times, prices, rates, adjustments, and other terms and conditions of such redemption;

(e)          The terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

(f)          Whether or not the shares of such series shall he convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of this corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(g)          The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise, including the right to elect a specified number or class of directors, the number or percentage of votes required for certain actions, and the extent to which a vote by class or series shall be required for certain actions:

(h)          The restrictions, if any, on the issue or reissue of any Preferred Stock;

(i)          The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of the assets of this corporation; and

(j)          The extent, if any, to which any committee of the Board of Directors may fix the designations and any of the preferences or rights of the shares of such series relating to dividends, redemption, dissolution, any distribution of assets of this corporation or the conversion into or exchange of such shares for shares of any other class or classes of stock of this corporation or any other series of the same or any other class or classes of stock of this corporation, or fix the number of shares of any such series or authorize the increase or decrease in the shares of such series.

4.2.2       Dividends

Subject to any preferential rights granted for any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends out of the funds of this corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors. The holders of shares of the Preferred Stock shall be entitled to receive dividends to the extent provided herein or by the Board of Directors in designating the particular series of Preferred Stock. The holders of shares of the Common Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

4.2.3       Voting

The holders of shares of the Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of this corporation and the right to vote on all other matters, except those matters on which a separate class of this corporation’s shareholders vote by class or series to the exclusion of the holders of the shares of the Common Stock. To the extent provided herein or by resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock, the holders of each such series shall have the right to vote for the election of members of the Board of Directors of this corporation and the right to vote on all other matters, except those matters in which a separate class of this corporation’s shareholders vote by class or series to the exclusion of the holders of the shares of such series.

4.2.4       Issuance of Shares

This corporation may from time to time issue and dispose of any of the authorized and unissued shares of the Common Stock or the Preferred Stock for such consideration as may be fixed from time to time by the Board of Directors, without action by the shareholders. The Board of Directors may provide for payment therefor to be received by this corporation in cash, property, services or such other consideration as is approved by the Board of Directors. Any and all such shares of the Common Stock or the Preferred Stock of this corporation, the issuance of which has been so authorized, and for which consideration so fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.

4.3           Designation of Rights and Preferences of Series A Participating Cumulative Preferred Stock.

The following series of Preferred Stock is hereby designated, which series shall have the rights, preferences and privileges and limitations set forth below:

4.3.1       Designation of Series A Participating Cumulative Preferred Stock

The shares of such series shall be designated the “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”), par value $.01 per share. The number of shares constituting the Series A Preferred Stock shall be 180,000; provided, however, if more than a total of 180.000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of October 17, 1996 between this corporation and ChaseMellon Shareholder Services, as Rights Agent, as amended (the “Rights Agreement”), this corporation’s Board of Directors, pursuant to Section 23B.06.020 of the Revised Code of Washington, shall direct by resolution or resolutions that Articles of Amendment be properly executed and filed with the Washington Secretary of State providing for the total number of shares of Series A Preferred Stock authorized for issuance to be increased (to the extent that the Restated Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

In addition, such number of shares may be decreased by resolution of the Board of Directors; provided. however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by this corporation convertible into Series A Preferred Stock.

4.3.2       Dividends and Distributions

(a)          Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of this corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of this corporation legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as this corporation’s Board of Directors shall approve (each such date being referred to in this Designation as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $.01 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if this corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, this corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Designation and in the Rights Agreement, the “Formula Number” shall be 100; provided, however, that if at any time after October 17, 1996 this corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock. or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if at any time after October 17, 1996 this corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b)          This corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 4.3.2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. This corporation’s Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock and which shall not be more than 60 days prior to the date fixed for payment thereof.

(c)          Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on or prior to the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as this corporation’s Board of Directors shall approve) next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d)          So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 4.3.2 to be declared on the Series A Preferred Stock shall have been declared.

(e)          The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Designation.

4.3.3       Voting Rights

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)          Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b)          Except as otherwise provided in this-Designation or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of this corporation having general voting rights shall vote together as one class for the election of directors of this corporation and on all other matters submitted to a vote of shareholders of this corporation.

(c)          Except as provided in this Designation or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in this Designation) for authorizing or taking any corporate action.

4.3.4       Certain Restrictions

(a)          Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 4.3.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall, have been paid in full, this corporation shall not:

(i)          declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)         declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)        redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided, however, that this corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of this corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by this corporation’s Board of Directors) to all holders of such shares upon such terms as this corporation’s Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)          This corporation shall not permit any subsidiary of this corporation to purchase or otherwise acquire for consideration any shares of stock of this corporation unless this corporation could, under paragraph (a) of this Section 4.3.4, purchase or otherwise acquire such shares at such time and in such manner.

4.3.5       Liquidation Rights

Upon the liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, no distribution shall be made to (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the greater of (i) $.01 per share and (ii) the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock. except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

4.3.6           Consolidation, Merger, etc.

In case this corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 4.3.6 and Section 4.3.2 appear to apply to a transaction, this Section 4.3.6 will control.

4.3.7       No Redemption; No Sinking Fund

(a)          The shares of Series A Preferred Stock shall not be subject to redemption by this corporation or at the option of any holder of Series A Preferred Stock; provided, however, that this corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

(b)          The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

4.3.8       Ranking

The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of this corporation, unless this corporation’s Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

4.3.9       Fractional Shares

The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series .A Preferred Stock. In lieu of fractional shares, this corporation, prior to the first issuance of a share or a fractional share of Series A Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series A Preferred Stock pursuant to an appropriate agreement between this corporation and a depository selected by this corporation; provided, however that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

4.3.10         Reacquired Shares

Any shares of Series A Preferred Stock purchased or otherwise acquired by this corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but. unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by this corporation’s Board of Directors pursuant to the provisions of Article 4 of the Restated Articles of Incorporation.

4.3.11         Amendment

None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided in this Designation or in the Restated Articles of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class.

ARTICLE 5. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 6. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 7. BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation subject to approval by a majority of the Continuing Directors (as defined in Article 13); provided, however, the Board of Directors may not repeal or amend any bylaw that the shareholders have expressly provided may not be amended or repealed by the Board of Directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation by the affirmative vote of the holders of not less than two-thirds of the outstanding shares and to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of common or Preferred Stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class.

ARTICLE 8. REGISTERED OFFICE AND AGENT

The name of the registered agent of this corporation and the address of its current registered office are as follows:

National Registered Agents, Inc.
1780 Barnes Blvd. S.W. Bldg. G
Tumwater, WA 98512-0410

ARTICLE 9. DIRECTORS

The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The Board of Directors shall be divided into three classes, with such classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as appropriate. At each annual meeting of shareholders, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article 9, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

The Directors of this corporation may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the Director or Directors whose removal is sought in the manner provided by the Bylaws.

ARTICLE 10. AMENDMENTS TO ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred stock, a majority of the outstanding shares entitled to vote thereon, voting as a class, any of the provisions contained in these Articles of Incorporation; provided, however, that amendment or repeal of Article 7, Article 9, Article 10, Article 12 or Article 13 shall require the affirmative vote of the holders of two-thirds of the outstanding shares. The rights of the shareholders of this corporation are granted subject to this reservation; provided, however, that the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them -adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not affect the entire class, then only the shares of the series so affected by the amendment shall be considered as a separate class for the purposes of this Article 10. Notwithstanding the provisions of this Article 10, the number of authorized shares of any such class or classes of stock may be increased by the affirmative vote of the holders of a majority of the outstanding shares entitled to rote thereon or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, if so provided in any amendment which created such class or classes of stock or which was adopted prior to the issuance of any shares of such class or classes of stock, or in any amendment which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such class or classes of stock.

ARTICLE 11. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 11 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 12. SPECIAL MEETINGS OF SHAREHOLDERS

The Chairman of the Board of Directors, the President or the Board of Directors may call special meetings of the shareholders for any purpose. Further, a special meeting of the shareholders shall be held if the holders of not less than thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

ARTICLE 13. SPECIAL VOTING REQUIREMENTS

In addition to any affirmative vote required by law, these Articles of Incorporation or otherwise, any “Business Combination” (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 13.

13.1       Definitions.

For the purposes of this Article 13:

(a)          “Business Combination” means (i) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of this corporation’s assets otherwise than in the usual and regular course of business, or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

(b)          “Continuing Director” means any member of the Board of Directors who was a member of the Board of Directors On January 1, 1994 or who is elected to the Board of Directors after January 1, 1994 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

(c)          “Subsidiary” means a domestic or foreign corporation that has a majority of its outstanding voting shares owned, directly or indirectly, by this corporation.

13.2       Vote Required for Business Combinations.

13.2.1           Except as provided in subsection 13.2.2 of this Article 13, the affirmative vote of not less than two-thirds of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred Stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class, shall be required for the adoption or authorization of a Business Combination.

13.2.2           Notwithstanding subsection 13.2.1 of this Article 13, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and is otherwise required by law to be approved by this corporation’s shareholders, such Business Combination shall require the affirmative vote of not less than fifty-one percent (51%) of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series-of Common or Preferred Stock, not less than fifty-one percent (51%) of the outstanding shares of such series, voting as a class; provided, however, that if a Business Combination approved by a majority of the Continuing Directors is not otherwise required by law to be approved by this corporation’s shareholders, then no vote of the shareholders of this corporation shall be required.

In addition to any affirmative vote required by law, these Articles of Incorporation or otherwise, any “Business Combination” (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 13.

Dated: May 19, 2009
TARGETED GENETICS CORPORATION

	By:	/s/ B.G. Susan Robinson
B.G. Susan Robinson
President and Chief Executive Officer

FILED
SECRETARY OF STATE
FEB 22 2011
STATE OF WASHINGTON

ARTICLES OF AMENDMENT
OF
TARGETED GENETICS CORPORATION

1. The name of the corporation is Targeted Genetics Corporation (the "Corporation").

2. The only sentence contained in Article 1 of the Restated Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

The name of this corporation shall be AmpliPhi Biosciences Corporation.

3. The date the amendment was adopted by the Board of Directors was February 17, 2011. Shareholder approval was not required pursuant to the provisions of RCW 23B.10.020(5).

4. The amendment does not provide for the exchange, reclassification or cancellation of issued shares.

These Articles of Amendment are executed by the Corporation by its duly authorized officer.

Dated: February 21, 2011

TARGETED GENETICS CORPORATION

By: [signature]
Edward C. Cappabianca, Chief Executive Officer

26537/00600/SF/5326465.1

ARTICLES OF AMENDMENT TO ARTICLES

OF AMPLIPHI BIOSCIENCES CORPORATION

DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of the Washington Business Corporation Act, RCW 23B.10.020 and RCW 23B.10.060, the undersigned corporation hereby submits these Articles of Amendment for filing:

FIRST: The name of the corporation is AmpliPhi Biosciences Corporation (the “Corporation”).

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation (“Amended Articles”) was adopted by the Board of Directors of the Corporation on June 12, 2013. Shareholder action was not required on this amendment pursuant to Section 4.2 of the Amended Articles.

THIRD: A new Section 4.4 of Article 4 is added to the Amended Articles to add the preferences, rights and limitations of a new series of preferred stock as follows:

4.4         Designation of Rights and Preferences of Series B Convertible Preferred Stock

The following series of Preferred Stock is hereby designated, which series shall have the rights, preferences and privileges and limitations set forth below

4.4.1         Designation and Amount of Series B Preferred

5,000,000 shares of the Preferred Stock shall be a series designated as Series B Convertible Preferred Stock of the Corporation (“Series B Preferred”). Shares of Series B Preferred shall have an initial value of $1.40 per share (the “Series B Stated Value”) and par value per share of $0.01.

4.4.2       Voting Rights

(a)	General. Except as set forth in Section 4.4.2 herein and as otherwise required by law, the holders of the Series B Preferred shall be entitled to that number of votes equal to the number of shares of the Common Stock into which the Series B Preferred may be converted as of the date such vote is held. Except as otherwise provided herein or as required by law, the holders of the Series B Preferred shall vote together as a single voting group with the holders of the Common Stock on all matters submitted to a vote of the Corporation’s shareholders, including election of directors. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward). Whenever any matter is required to be approved by the holders of the Series B Preferred as a separate group, such consent shall require the approval of the holders of greater than two-thirds (2/3) of the outstanding Series B Preferred. The approval from the holders of the Series B Preferred required by Section 4.4.2(b) herein directly below is not intended to create a separate class voting right or require a shareholder vote, but rather constitute a requirement of approval (which does not have to be obtained or given in the manner required for shareholder votes) necessary for certain actions in addition to any shareholder approval otherwise required under the Articles of Incorporation or by law.

(b)	Negative Covenants. So long as any shares of Series B Preferred are outstanding, the Corporation shall not, without the prior written consent of the holders of more than two-thirds (2/3) of the outstanding shares of Series B Preferred:

(i)	Until a Conversion Event, authorize, create or issue (by reclassification or otherwise) any other class or series of capital stock having rights, preferences or privileges senior to or in parity with the Series B Preferred; or

(ii)	Alter or change the rights, preferences or privileges of the Series B Preferred or increase or decrease the authorized or issued and outstanding number of shares of Series B Preferred.

4.4.3       Dividends.

(a)	Until a Conversion Event, the holders of the Series B Preferred shall be entitled to receive dividends equal to the greater of (i) the rate of ten percent (10%) of the Series B Stated Value per annum, which shall accrue from day to day whether or not declared, shall compound annually and shall be cumulative, and (ii) the amount the Series B Preferred would be entitled to receive on as-if-converted basis with respect to dividends paid on the Common. After a Conversion Event, with respect to any shares of Series B that are not convertible as a result of the Maximum Percentage limitation contained in Section 4.4.3(c), the holders of such Series B Preferred shall be entitled to receive dividends equal to the amount the Series B Preferred would be entitled to receive on as-if-converted basis with respect to dividends paid on the Common. In addition to the foregoing, until a Conversion Event, dividends shall be payable in cash at the option of the holders of two-thirds (2/3) of the then outstanding shares of Series B Preferred (a) when, as and if declared by the Board, (b) upon a Liquidation Event (as defined in Section 4.4.8 hereof); and (c) upon redemption of the Series B Preferred, as provided in Section 4.4.5 hereof. No dividend shall be paid on Common Shares (i) at a rate greater than the rate at which dividends are paid on the Series B Preferred and (ii) until all accrued dividends on the Series B Preferred have been paid in full.

(b)	Until a Conversion Event, no dividend shall be declared or paid upon, nor shall any distribution be made upon, any other capital stock of the Corporation, nor shall any other capital stock of the Corporation be purchased or redeemed by the Corporation (other than shares redeemed or repurchased from directors, employees, consultants or other service providers, pursuant to agreements providing the Corporation the right to purchase shares upon termination of service or shares acquired by the Corporation in satisfaction or settlement of any claims or disputes between the Corporation and any holder of capital stock of the Corporation), nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any other capital stock of the Corporation, unless in each instance dividends on all outstanding shares of the Series B Preferred shall have been accrued and paid in full.

4.4.4       Conversion.

(a)	Optional Conversion. Subject to subsection (c) below, each holder of shares of Series B Preferred shall have the right at any time and from time to time on or prior to a Liquidation Event (as defined in Section 4.4.8, as set forth in the Liquidation Notice (as defined in Section 4.4.8, or a Redemption Date (as defined in Section 4.4.5), as set forth in the Redemption Notice (as defined in Section 4.4.5), at such holder’s option, to convert any or all of the shares of Series B Preferred held by such holder into the number of fully paid and non-assessable Common Shares obtained by multiplying the number of shares of Series B Preferred to be converted by the Series B Preferred Conversion Rate, as determined from time to time pursuant to this Section 4.4.4. The initial Series B Preferred Conversion rate shall be 10.0.

(b)	Automatic Conversion. The shares of Series B Preferred shall be automatically converted into fully paid and non-assessable Common Shares, at the then applicable Series B Preferred Conversion Rate (i) upon the closing of an underwritten initial public offering with aggregate offering proceeds to the Corporation of at least $7,000,000 (after reduction for underwriting discounts and commissions) and a price per share to the public of at least the Series B Stated Value (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares) upon the closing of which the shares of Common Stock of the Corporation shall be listed for trading on the national securities exchanges operated by the New York Stock Exchange or NASDAQ Stock Market, or (ii) at the election of the holders of two-thirds (2/3) of the then outstanding shares of Series B Preferred (either (i) or (ii) being herein referred to as a “Conversion Event”).

(c)	Limitation on Conversion. Notwithstanding any other provision of this Section 4.4.4, at any time prior to a Conversion Event, any holder of Series B Preferred may provide written notice to the Corporation electing to be subject to this Section 4.4.4(c). With respect to any such electing holder of Series B Preferred, the Corporation shall not effect the conversion of any shares of Series B Preferred, and the holder shall not have the right to convert shares of Series B Preferred, to the extent that after giving effect to such conversion, the holder together with the other Attribution Parties (as defined below) collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the holder and the other Attribution Parties shall include the number of shares of Common Stock held by the holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of shares of Series B Preferred with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted shares of Series B Preferred beneficially owned by the holder or any of the other Attribution Parties and (B) conversion or exercise of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4.4.4(c). For purposes of this Section 4.4.4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the holder may acquire upon the conversion of shares of Series B Preferred without exceeding the Maximum Percentage, the holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Corporation or (3) any other written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Corporation receives a Conversion Notice from a holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the holder’s beneficial ownership, as determined pursuant to this Section 4.4.4(c), to exceed the Maximum Percentage, the holder must notify the Corporation of a reduced number of shares of Series B Preferred to be converted and corresponding reduced number of Common Shares to be issued pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Corporation shall within one (1) Business Day confirm orally and in writing or by electronic mail to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series B Preferred, by the holder and any other Attribution Party. In the event that the issuance of shares of Common Stock to the holder upon conversion of shares of Series B Preferred results in the holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the holder shall not have the power to vote or to transfer the Excess Shares, and the shares of Series B Preferred associated with the Excess Shares shall be deemed not to have been converted. For purposes of clarity, the shares of Common Stock underlying the shares of Series B Preferred in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.4.4(c) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4.4.4(c) or to make changes or supplements necessary or desirable to properly give effect to such limitation. Once a holder has elected to become subject to this Section 4.4.4(c), the limitation contained in this paragraph may not be waived and shall apply to a successor holder of the shares of Series B Preferred.

After a Conversion Event, in the event any shares of Series B Preferred are not convertible as a result of the Maximum Percentage limitation contained in this Section 4.4.4(c), the shares of Series B Preferred not convertible shall remain outstanding (except as voluntarily converted pursuant to Section 4.4.4(a) hereof without exceeding the Maximum Percentage) until the date on which all such shares of Series B Preferred first become convertible without exceeding the Maximum Percentage. At that time, the shares of Series B Preferred shall automatically convert into Common Shares at the Series B Preferred Conversion Rate in accordance with the procedures set forth in this Section 4.4.4.

For purposes of this Section, “Attribution Parties” means, with respect to a holder of Series B Preferred, collectively, the following persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts directly or indirectly managed or advised by the holder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the holder or any of the foregoing, (iii) any individual or entity acting or who could be deemed to be acting as a “group” (as defined in Rule 13d-5 promulgated under Section 13(d) of the Exchange Act) together with the holder or any of the foregoing and (iv) any other individuals or entities whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the forgoing is to subject collectively an electing holder and all other Attribution Parties to the Maximum Percentage.

(d)	Mechanics of Conversion. Before any holder of shares of Series B Preferred converts any such shares into Common Shares, such holder shall surrender the certificate or certificates evidencing the shares to be converted, duly endorsed, at the principal office of the Corporation and shall give written notice to the Corporation at such office of the election to convert such shares into Common Shares (the “Conversion Notice”). The Conversion Notice shall state the number of the shares of Series B Preferred to be converted and the name in which the certificate(s) for Common Shares are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, a certificate or certificates for the number of full Common Shares to which such holder is entitled. Any conversion shall be deemed to occur immediately prior to the close of business on the date of surrender of the shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date and shall no longer be entitled to any dividends paid or accrued thereafter on the Series B Preferred. To the extent permitted by law, when shares of Series B Preferred are converted, all dividends accrued and unpaid on the shares of Series B Preferred so converted on the date of conversion shall be immediately due and payable and must accompany the Common Shares issued upon such conversion.

(e)	No Fractional Shares. No fractional Common Shares or scrip shall be issued upon conversion of the shares of Series B Preferred. If a holder surrenders for conversion more than one share of Series B Preferred at any time, the number of full Common Shares issuable upon conversion thereof shall be computed using the aggregate number of shares of Series B Preferred so surrendered. Instead of issuing any fractional Common Shares that would otherwise be issuable upon conversion of any of the shares of Series B Preferred, the Corporation shall round down to the nearest whole number of Common Shares and pay to such holder cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

(f)	Adjustment of Conversion Rate. The Series B Preferred Conversion Rate shall be subject to adjustment from time to time as follows:

(i)	Effect of “Split-ups” and “Split-downs”; Stock Dividends. If at any time or from time to time the Corporation shall subdivide as a whole, by reclassification, by the issuance of a stock dividend on the Common Shares payable in Common Shares, or otherwise, the number of Common Shares, with or without par value, the Series B Preferred Conversion Rate shall be increased proportionately as of the effective or record date of such action by multiplying the Series B Preferred Conversion Rate, respectively, by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately prior to the applicable record date plus the additional number of Common Shares necessary to effect such reclassification, stock dividend or otherwise, and the denominator shall be the number of Common Shares outstanding immediately prior to the applicable record date. The issuance of such a stock dividend shall be treated as a subdivision of the whole number of Common Shares outstanding immediately before the record date for such dividend into a number of shares equal to such whole number of shares so outstanding plus the number of shares issued as a stock dividend. In case at any time or from time to time the Corporation shall combine as a whole, by reclassification or otherwise, the number of Common Shares then outstanding into a lesser number of Common Shares, with or without par value, the Series B Preferred Conversion Rate shall be reduced proportionately as of the effective date of such action by multiplying the Series B Preferred Conversion Rate by a fraction, the numerator of which shall be the number of Common Shares which would be outstanding immediately after giving effect to such reclassification, stock dividend or otherwise without regard to this Section, and the denominator shall be the number of Common Shares outstanding immediately prior to the applicable record date.

(ii)	Effect of Certain Dividends. If on any date the Corporation makes a distribution to holders of its Common Shares but not the holders of Series B Preferred (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of its indebtedness or assets, the holders of the Series B Preferred shall be entitled to receive an amount of the Corporation’s indebtedness or assets equal to the amount each such holder would have received if such holder had converted all of its shares of Series B Preferred immediately prior to the record date for such distribution. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such distribution.

(iii)	Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Corporation (except as provided in Section 4.4.4(f)(i) herein) while any shares of Series B Preferred remain outstanding, the holder of any shares of Series B Preferred shall thereafter be entitled to receive upon conversion of such Series B Preferred (in lieu of the number of Common Shares that such holder would have been entitled to receive if such holder had converted immediately before such reorganization or reclassification) the shares of stock of any class or classes or other securities or property to which such number of Common Shares would have been entitled if such shares of Series B Preferred had been converted immediately before such reorganization or reclassification. In case of any such reorganization or reclassification, appropriate provision (as determined by resolution of the Board) shall be made with respect to the rights and interests thereafter of the holders of Series B Preferred, to the end that all the provisions of these Sections 4.4.3, 4.4.4, 4.4.5 and 4.4.6 hereof (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

(iv)	Adjustment of Conversion Rate after a “Diluting Issue”. If on any date on or after June 26, 2013 and prior to a Conversion Event, any additional Common Shares (other than (a) shares issued upon conversion of the Series B Preferred, or (b) Excluded Securities, as hereinafter defined) shall be issued for a consideration per share (or, in the case of any transactions contemplated in Sections 4.4.4(f)(v)(C) or 4.4.4(f)(v)(D) herein, shall be deemed to be issued on or after the date hereof for a Presumed Consideration (as defined in Section 4.4.4(f)(iv)(F)(II) herein) per share) less than the Current Conversion Price (as defined in Section 4.4.4(f)(vi) herein) on the date such Common Shares were issued or deemed to have been issued, the Series B Preferred Conversion Rate shall be adjusted at the close of business on such date to equal the product resulting from the multiplication of (x) the Series B Preferred Conversion Rate, immediately before such issuance or deemed issuance of Common Shares (as may have been previously adjusted) by (y) a fraction, the numerator of which is the Series B Stated Value, and the denominator of which is the consideration per share received (or, without duplication, the Presumed Consideration per share deemed to have been received) in such issue multiplied by the Series B Preferred Conversion Rate, immediately before such issuance or deemed issuance of Common Shares (as may have been previously adjusted).

For the purpose of this Section 4.4.4(f)(iv), the following provisions shall be applicable with respect to the issuance of additional Common Shares and the adjustment set forth in the immediately preceding paragraph:

(A)	Stock Dividends, Etc. In case any additional Common Shares shall be issued as a dividend on Common Shares, the Series B Preferred Conversion Rate shall be adjusted as provided in Section 4.4.4(f)(i) hereof.

In case any additional Common Shares shall be issued as a dividend on any class of stock of the Corporation other than Common Stock (in which case Section 4.4.4(f)(i) hereof shall apply) or Series B Preferred (in which case Section 4.4.3 herein shall apply), or in case any obligations or stock convertible into or exchangeable for Common Shares (such convertible or exchangeable obligations or stock being hereinafter called “Convertible Securities”) shall be issued as a dividend on any class of stock of the Corporation, such Common Shares or Convertible Securities shall be deemed to have been issued without consideration on the day next succeeding the date for the determination of shareholders entitled to such dividend.

(B)	Rights or Options below Current Conversion Price. In case the Corporation shall on or after the date of these Articles grant any rights or options (other than any rights or options that are Excluded Securities) to subscribe for or to purchase additional Common Shares or Convertible Securities, and the Presumed Consideration per share received and receivable by the Corporation for such additional shares under such rights or options or pursuant to the terms of such Convertible Securities shall be less than the Current Conversion Price in effect immediately prior to the terms or the granting of such rights or options, the maximum number of additional Common Shares issuable pursuant to such rights or options or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the granting of such rights or options, and the Corporation shall be deemed to have received the Presumed Consideration therefor. No adjustment (except as provided in Section 4.4.4(f)(v)(D) herein) shall be made upon the actual issuance of Common Shares, upon the exercise of rights or options referenced in this Section 4.4.4(f)(v)(B) or the conversion of Convertible Securities referenced in this Section 4.4.4(f)(v)(B).

(C)	Securities Convertible below Current Conversion Price. In case:

(I)	the Corporation shall issue any Convertible Securities, and

(II)	the Presumed Consideration per share for additional Common Shares issuable pursuant to the terms of such Convertible Securities shall be less than the Current Conversion Price in effect immediately prior to the time of the issuance of such Convertible Securities, then the issuance of such Convertible Securities shall be deemed to be an issuance (as of the date of issuance of such Convertible Securities) of the maximum number of additional Common Shares necessary to effect the conversion or exchange of all such Convertible Securities, and the Corporation shall be deemed to have received the Presumed Consideration therefor as of the date of issuance of such Convertible Securities. No further adjustment, except as provided in Section 4.4.4(f)(v)(D) herein, shall be made upon the actual issuance of Common Shares upon the conversion of Convertible Securities.

(D)	Superseding Adjustment of Conversion Rate. If, at any time after any adjustment of the Series B Preferred Conversion Rate shall have been made on the basis of Common Shares deemed to be issued by reason of the provisions of the foregoing Sections 4.4.4(f)(v)(B) or 4.4.4(f)(v)(C) on the basis of the granting of certain rights or options or the issuance of certain Convertible Securities, or after any new adjustments of the Series B Preferred Conversion Rate shall have been made on the basis of Common Shares deemed to be issued by reason of the provisions of this Section 4.4.4(f)(v)(D), such rights or options or the right of conversion or exchange in any such Convertible Securities (for which, or purchased pursuant to any rights or options for which, such an adjustment shall previously have been made) shall expire, and none of such rights or options, or the right of conversion or exchange in respect of such Convertible Securities, as the case may be, shall have been exercised, then such previous adjustment shall be rescinded and annulled and the Common Shares that were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled, shall no longer be deemed to have been issued by virtue of such computation.

(E)	Effect of “Split-Up” or “Split-Down” on “Deemed Issued” Shares. Upon the effective or record date for any subdivision or combination of the Common Shares of the character described in Section 4.4.4(f)(i) hereof, including the issuance of a stock dividend that is treated as such a subdivision under Section 4.4.4(f)(v)(A) herein, the number of the Common Shares that are at the time deemed to have been issued by virtue of Sections 4.4.4(f)(v)(B), 4.4.4(f)(v)(C) or 4.4.4(f)(v)(D) herein, but have not actually been issued, shall be deemed to be increased or decreased proportionately.

(F)	Computation of Consideration and Presumed Consideration. For the purposes of this Section 4.4.4(f):

(I)	The consideration received by the Corporation upon the actual issuance of additional Common Shares shall be deemed to be the sum of the amount of cash and the fair value of property (as determined in good faith by resolution of the Board as at the time of issue or “deemed issue” in the case of Section 4.4.4(f)(v)(F)(II) herein) received or receivable by the Corporation as the consideration or part of the consideration (v) at the time of issuance of the Common Shares, (w) for the issuance of any rights or options upon the exercise of which such Common Shares were issued, (x) for the issuance of any rights or options to purchase Convertible Securities upon the conversion of which such Common Shares were issued, (y) for the issuance of the Convertible Securities upon conversion of which such Common Shares were issued, and (z) at the time of the actual exercise of such rights, options or conversion privileges upon the exercise of which such Common Shares were issued, in each case without deduction for commissions and expenses incurred by the Corporation for any underwriting of, or otherwise in connection with the issue or sale of, such rights, options, Convertible Securities or Common Shares, but after deduction of any sums paid by the Corporation in cash upon the exercise of, and pursuant to, such rights, options or conversion privileges in respect of fractional Common Shares, except that the consideration received by the Corporation upon the issuance of Common Shares in connection with a consolidation, merger, purchase of assets as a going business or purchase of at least a majority of the voting stock of any corporation, shall be deemed to be the Current Conversion Price then in effect;

(II)	The consideration deemed to have been received by the Corporation for additional Common Shares deemed to be issued pursuant to rights, options and conversion privileges by reason of transactions of the character described in Sections 4.4.4(f)(v)(B) and 4.4.4(f)(v)(C) hereof (the “Presumed Consideration”) shall be the consideration (determined as provided in the foregoing Section 4.4.4(f)(v)(F)(I)) that would be received or receivable by the Corporation at or before the actual issue of such Common Shares so deemed to be issued, if all rights, options and conversion privileges necessary to effect the actual issue of the number of shares deemed to have been issued and been exercised (successively exercised in the case of rights or options to purchase Convertible Securities), and the minimum consideration received or receivable by the Corporation upon such exercise had been received; all computed without regard to the possible future effect of anti-dilution provisions on such rights, options and/or conversion privileges.

(v)	Determination by the Board. All determinations by the Board under the provisions of this Section 4.4.4(f) shall be made in good faith with due regard to the interests of the holders of Series B Preferred and the other holders of securities of the Corporation and in accordance with good financial practice, and all valuations made by the Board under the terms of this Section 4.4.4(f) must be made with due regard to any market quotations of securities involved in, or related to, the subject of such valuation.

Unless the context otherwise requires, the following terms have the following respective meanings:

“Common Shares” means (i) the Corporation’s presently outstanding Common Stock, and (ii) stock of the Corporation of any class hereafter authorized that ranks, or is entitled to a participation, as to assets or dividends, substantially on a parity with Common Stock.

“Convertible Securities” shall have the meaning set forth in Section 4.4.4(f)(v)(A) herein.

“Current Conversion Price” shall initially mean $1.40 and shall be adjusted each time there is an adjustment in the Series B Preferred Conversion Rate to equal the quotient of the Current Conversion Price as in effect before such adjustment divided by the Series B Preferred Conversion Rate.

“Excluded Securities” means (i) warrants, stock options or appreciation rights granted to directors, officers, employees, consultants or service providers of the Corporation or its subsidiaries pursuant to any of the Corporation’s incentive compensation, option or benefit plans, as may be approved by the Board for officers, directors and employees of the Corporation (as the same may be adjusted pursuant to anti-dilution provisions contained in such stock options or rights), (ii) shares issued pursuant to the exercise of such warrants, options or rights granted pursuant to such plans, (iii) securities issued or issuable upon conversion of the Series B Preferred or exercise of the Warrant Shares issued pursuant to the Subscription Agreement, dated June 26, 2013, (iv) securities issued or issuable in connection with a bona fide business acquisition of or by the company, whether by merger, consolidation, sale of assets, sale or exchange of stock, in connection with licensing transaction or otherwise, or (v) securities issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions.

“Presumed Consideration” shall have the meaning set forth in Section 4.4.4(f)(iv)(F)(II) herein.

(g)	Notice to Holders. In the event the Corporation shall propose to take any action of the type described in Section 4.4.4(f)(ii)) herein or upon a Change in Control (as defined in Section 4.4.8), the Corporation shall give notice to each holder of Series B Preferred, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series B Preferred Conversion Rate and the number, kind or class of shares or other securities or property that shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the shares of Series B Preferred. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.

(h)	Shares Free and Clear. All Common Shares issued in connection with the conversion provisions set forth herein shall be, upon issuance by the Corporation, validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

(i)	Other Adjustments. If any event occurs of the type contemplated by the provisions of Section 4.4.4(f) hereof but not expressly provided for by such provisions, the Board will make appropriate adjustments to the terms and conditions of the shares of Series B Preferred Conversion Rate as may be necessary fully to carry out the adjustments contemplated by Section 4.4.4(f) hereof.

(j)	Certificate as to Adjustments. Upon the occurrence of each adjustment of the Series B Preferred Conversion Rate for any shares pursuant to Section 4.4.4 hereof, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments, (b) the Series B Preferred Conversion Rate at that time in effect, and (c) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series B Preferred. The Corporation shall file a like certificate among its permanent records and at all reasonable times during business hours shall permit inspection of such certificate by any holder of Series B Preferred requesting such inspection.

(k)	Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Shares such number of Common Shares as shall from time to time be sufficient to effect conversion of the shares of Series B Preferred.

4.4.5      Optional Redemption

(a)	Provided that there shall not have occurred a Conversion Event, at any time and from time to time after the fifth anniversary of the date of the first issuance of the Series B Preferred, the holders of two-thirds (2/3) of the then issued and outstanding shares of Series B Preferred, voting together as separate class, may require the Corporation to redeem (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Washington), all of the then issued and outstanding shares of Series B Preferred at the Redemption Price per share (for purposes of Section 4.4.5, the “Redemption Demand”). The “Redemption Price” shall mean, with respect to each share of Series B Preferred, an amount equal to the sum of (i) the Series B Preferred Stated Value thereof (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), plus (ii) all accrued but unpaid dividends thereon to the Redemption Date (as defined below). If upon receiving the Redemption Demand, the Corporation is unable to redeem, within fifteen (15) days after the Redemption Date, any shares of Series B Preferred then to be redeemed because such redemption would violate the applicable laws of the State of Washington, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.

(b)	Within five (5) days after the Corporation receives the Redemption Demand, written notice shall be mailed, postage prepaid, to each holder of the Series B Preferred, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the date such shares are to be redeemed (for purposes of Section 4.4.5, the “Redemption Date”) and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares of Series B Preferred to be redeemed (for purposes of Section 4.4.5, the “Redemption Notice”). Upon surrender of such certificate or certificates to the Corporation, in the manner and at the place designated in the Redemption Notice, the Corporation shall pay one-third (1/3) of the Redemption Price of such stock immediately payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled and the remaining two-thirds (2/3) of the Redemption Price of such stock shall be payable in two (2) equal installments on the last day of every twelve (12) month period from the Redemption Date; provided, however, that each holder of Series B Preferred shall have the rights, at any time prior to the Redemption Date (unless the Corporation defaults in the payment of the Redemption Price, in which case such right shall not terminate at such time and date), to convert its shares of Series B Preferred into Common Shares as provided in Section 4.4.5 hereof. From and after the Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of Series B Preferred of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease, and such shares of Series B Preferred shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(c)	Except as provided in this Section 4.4.5 the Corporation shall have no right to redeem the shares of Series B Preferred. Any shares of Series B Preferred so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of Series B Preferred accordingly.

4.4.6      Adverse Event

(a)	At any time prior to a Conversion Event and after the occurrence of an Adverse Event (as defined below), the Corporation shall, at the option of the holders of two-thirds (2/3) of the Series B Preferred repurchase and redeem all shares of Series B Preferred at a price per share equal to the Series B Liquidation Preference (as defined in Section 4.4.8 hereof). An “Adverse Event” for purposes of Section 4.4.6 shall mean the occurrence of any of the following: (a) the Corporation failing to make any redemption payment with respect to the Series B Preferred that it is required to make hereunder or (b) the Corporation making an assignment for the benefit of creditors or admitting in writing its inability to pay its debts generally as they become due, or when an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent.

(b)	The remedies set forth above are not intended to limit any other rights to which the holders of the Series B Preferred are entitled under these Articles of Incorporation or any contract, agreement or applicable law.

4.4.7      Miscellaneous

(a)	Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of shares of Series B Preferred. Upon the surrender at its principal office of any certificate representing shares of Series B Preferred, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate (subject to the immediately preceding sentence) and will be substantially identical in form to the surrendered certificate.

(b)	Replacement. Upon receipt of evidence, and an agreement to indemnify reasonably satisfactory to the Corporation (an affidavit of the registered holder, without bond, will be satisfactory), of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series B Preferred, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

(c)	Amendment and Waiver. No amendment, modification or waiver of any of the terms of this Section 4.4.7 will be binding or effective without the prior written consent of holders of two-thirds (2/3) of the shares of Series B Preferred at the time such action is taken.

(d)	Notices. All notices referred to herein, except as otherwise provided, will be hand delivered or made by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier and will be deemed to have been given when so hand delivered or mailed.

4.4.8       Liquidation Preference

Upon the occurrence of a Liquidation Event (as defined herein) that occurs prior to a Conversion Event, the Corporation shall first make payments to the holders of the Series B Preferred, and thereafter to the holders of the Common Shares, all in accordance with this Section 4.4.8 as follows:

(a)	First. Upon a Change in Control (as defined below) or any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (in each case, a “Liquidation Event”), that occurs prior to a Conversion Event, the holders of the Series B Preferred then outstanding shall be entitled to receive and to be paid out of the assets or surplus funds of the Corporation available for distribution to its shareholders, prior to and in preference to any payments to be made to the holders of the Common Shares, an amount per share equal to the greater of (i) the sum of (A) the Series B Stated Value at the time of such Liquidation Event (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus (B) all accrued but unpaid dividends through the Liquidation Event (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus (C) after the distribution contemplated by (A) and (B) above and assuming a distribution to the holders of Common Shares in proportion to the Common Shares held or that the holder has the right to acquire upon conversion of the Series B Preferred, such additional aggregate amount that would be distributable with respect to the aggregate number of Common Shares issuable upon conversion of such shares of Series B Preferred, assuming conversion of all shares of Series B Preferred and without regard to the limitation on conversion set forth in Section 4.4.4(c) hereof, provided, however, that for purposes of this subsection (i) only, the holders of Series B Preferred shall be entitled to receive remaining assets and funds of the Corporation of an aggregate value below or equal to, but not to exceed, the aggregate of two (2) times the Series B Stated Value at the time of such Liquidation Event; or (ii) assuming a distribution to the holders of Common Shares in proportion to the Common Shares held or that the holder has the right to acquire upon conversion of the Series B Preferred, the aggregate amount that would be distributable with respect to the aggregate number of Common Shares issuable upon conversion of such shares of Series B Preferred, assuming conversion of all shares of Series B Preferred and without regard to the limitation on conversion set forth in Section 4.4.4(c) hereof.

(b)	Second. Upon completion of the distribution required by Section 4.4.8(a), the remaining assets or surplus funds of the Corporation available for distribution to its shareholders shall be distributed among the holders of Common Shares pro rata based upon the number of Common Shares held by each such holder.

(c)	For purposes of this Section 4.4.8, a “Change in Control” means (x) a merger, consolidation, share exchange or other transaction involving the Corporation or any of its subsidiaries or the shareholders of the Corporation; (y) the transfer by one or more of the Corporation’s shareholders of a number of shares of voting capital stock of the Corporation or any securities convertible into or exchangeable for voting capital stock in any one (1) year period that, pursuant to either (x) or (y), results in one person or entity or an affiliated group of persons or entities, other than the shareholders of the Corporation immediately preceding the consummation of such transaction(s) either (i) owning in excess of fifty percent (50%) of the total voting capital stock of the Corporation taking into account issued and outstanding shares of such stock and any other shares of such capital stock that would be issued and outstanding assuming conversion or exchange of any and all other securities of the Corporation so convertible or exchangeable or (ii) being able to elect a majority of the Board of Directors; or (z) the sale, lease, abandonment, transfer or other disposition by the Corporation or any of its subsidiaries of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, excluding the grant of a security interest to a bank by the Corporation in all or substantially all of its assets pursuant to a bona fide financing arrangement approved by the Board. Only for purposes of (y) hereof, (i) transfers due to the death of a shareholder or (ii) transfers to a member of a shareholder’s immediate family, family limited partnership, family limited liability company or a trust of which the beneficiary is such immediate family member shall not be considered as transfers.

(d)	Upon a Liquidation Event that occurs after a Conversion Event, the holders of the Series B Preferred and the Common Shares shall receive all remaining assets and funds of the Corporation legally available for distribution in proportion to the Common Shares held by each holder and the Common Shares that each holder of the Series B Preferred has the right to acquire upon conversion of the shares of the Series B Preferred held by such holder (without regard to the limitation on conversion set forth in Section 4.4.4(c)).

(e)	If upon such Liquidation Event, the assets of the Corporation are insufficient to pay the applicable preferential amount to the holders of shares of Series B Preferred as described in Section 4.4.8(a) herein, the assets of the Corporation will be distributed among the holders of Series B Preferred on a pro rata basis according to the amounts each holder was entitled to receive under Section 4.4.8(a) herein.

(f)	The Corporation will mail written notice of such Liquidation Event, not less than ten (10) days prior to the payment date stated herein, to each record holder of Series B Preferred. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not for the purpose of this Section 4.4.8 be regarded as a Liquidation Event of the Corporation.

(g)	All of the preferential amounts to be paid to the holders of Series B Preferred pursuant to Section 4.4.8(a) herein shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or surplus funds of the Corporation to, the holders of Common Shares in connection with such Liquidation Event.

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IN WITNESS WHEREOF, AmpliPhi Biosciences Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on June 26, 2013.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ Philip Young
Name:	Philip Young
Title:	President and Chief Executive Officer

ARTICLES OF CORRECTION

RCW 23B.01.240

UBI#:

Phone#:

Pursuant to, RCW 23B.01.240 of the Washington Business Corporation Act, the undersigned corporation hereby submits Articles of Correction for the purpose of correcting a document filed in the Corporations Division of the Office of the Secretary of State.

1.	The name of the corporation is:	AmpliPhi Biosciences Corporation

2.	The document to be corrected is:	Articles of Amendment

(Example: Article of Incorporation; Articles of Amendment; Application for Certificate of Authority, etc.)

3.	The document was filed on:	June 26, 2013

4.	Specify the incorrect statement or manner of defective execution and the reason for it.
(Example: Article 3 incorrectly lists. number of shares as 660-typing error)
Section 4.4.1 incorrectly lists number of shares of Series B Preferred Stock as 5,000,000 due to a transcription error.

5.	The corrected statement or corrected execution of the document is as follows:
4.4.1 Designation and Amount of Series B Preferred
9,357,935 shares of the Preferred Stock shall be a series designated as Series B Convertible
Preferred Stock of the Corporation (“Series B Preferred”). Shares of Series B Shall have an initial value of 1.40 per share (the “Series B stated Value”) and par value per share of $0.01.

6.	The document is hereby executed under penalties of perjury, and is, to the best of my knowledge true and correct.

Date:	October 23, 2013

x	/s/ authorized signatory

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be executed by its duly authorized officer on this 5th day of January, 2015.

AMPLIPHI BIOSCIENCES CORPORATION

By: ______________________________
David E. Bosher
Secretary and Interim Chief Financial Officer

va-441766

ARTICLES OF AMENDMENT TO AMENDED AND RESTATED ARTICLES
INCORPORATION OF AMPLIPHI BIOSCIENCES CORPORATION

(a Washington corporation)

Pursuant to the provisions of the Washington Business Corporation Act, RCW 23B.10.020 and RCW 23B.10.060, the undersigned corporation hereby submits these Articles of Amendment for filing:

FIRST: The name of the corporation is AmpliPhi Biosciences Corporation (the “Corporation”).

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation (“Amended Articles”) was adopted by the Board of Directors of the Corporation on August 3, 2015;

THIRD: Pursuant to Article 10 of the amended articles, this amendment to the Corporation’s Amended Articles was adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of the Corporation and (ii) the affirmative vote of the holders of a majority of the outstanding shares of the Corporation’s Common Stock, voting as a class.

FOURTH: Section 4.1 of Article 4 is hereby is hereby amended and restated in its entirety to read as follows:

“4.1 Authorized Capital

The total authorized stock of this corporation shall consist of 670,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

On August 7, 2015, at 12:01 a.m. Eastern Time (the “Effective Time”), each fifty (50) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one share of the Corporation’s Common Stock, automatically and without any action on the part of the respective holders thereof (the “Reverse Stock Split”). No fractional shares shall be issued in the Reverse Stock Split and any fractional shares will be rounded up to the nearest whole share.”

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IN WITNESS WHEREOF, AmpliPhi Biosciences Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on August 3, 2015.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ M. Scott Salka
Name:	M. Scott Salka
Title:	Chief Executive Officer